EXHIBIT 99.2

Third

Quarter

Report

To

Shareholders

2005

Nine Months Ended

September 30, 2005

HIGHLIGHTS
  Operating earnings per share on a diluted basis rose 15.8% for the third quarter, excluding the effect of foreign currency translation. (The impact of foreign currency translation on operating earnings per share growth was immaterial in the third quarter.)
  We purchased 2.0 million shares of Aflac's common stock in the third quarter.
  Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review.

TO OUR SHAREHOLDERS:

     From a sales and financial perspective, Aflac produced another strong and rewarding quarter. Our insurance businesses in the United States and Japan each generated sales results that were in line with our targets for the third quarter of 2005. And our operations in both markets continued to produce strong financial results. As a result, operating earnings per diluted share before currency translation surpassed our expectations for the third quarter. Given our results for the first nine months of the year, we believe we are well-positioned to meet or exceed our full-year earnings objective for operating earnings per diluted share, excluding foreign currency translation.

THIRD QUARTER RESULTS

     Total revenues were $3.7 billion in the third quarter, or 10.5% higher than a year ago. Net earnings were $455 million, or $.90 per diluted share, compared with $293 million, or $.57 per share, a year ago. Net earnings in the third quarter of 2005 included realized investment gains of $89 million, or $.18 per diluted share, compared with realized investment losses of $5 million, or $.01 per share, a year ago. The significant realized investment gains in the quarter resulted from the execution of bond swaps that were designed to take advantage of tax loss carryforwards and improve investment income in future periods. In addition, net earnings in the third quarter included a loss of $1 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the third quarter of 2004, the impact from SFAS 133 increased net earnings by $6 million, or $.01 per diluted share. Net earnings in the third quarter of 2005 benefited by $34 million, or $.07 per diluted share, from the release of a valuation allowance for deferred tax assets.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations. A reconciliation of operating to net earnings appears on Page 6.

     Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart on Page 4 compares selected income statement items with and without foreign currency changes to illustrate the effect of those changes.

     Operating earnings in the third quarter were $333 million, compared with $292 million a year ago. On a per-share basis, operating earnings rose 15.8% to $.66 per diluted share, compared with $.57 per share in the third quarter of 2004. Although the yen was slightly weaker to the dollar compared with the third quarter of 2004, the impact of foreign currency translation on a per-share basis was not material in the quarter.

     During the third quarter, we purchased 2.0 million shares of Aflac's common stock. As of September 30, 2005, we had approximately 19 million shares available for purchase under the current authorization from the board of directors.

NINE MONTH RESULTS

     For the first nine months of 2005, total revenues rose 9.8% to $10.8 billion. Net earnings were $1.1 billion, or $2.20 per diluted share, compared with $856 million, or $1.65 per share, a year ago. Net earnings in the first nine months of the year included realized investment gains of $99 million, or $.19 per diluted share, compared with realized investment losses of $1 million, or $.01 per share, a year ago. Net earnings also included a loss of $8 million, or $.02 per diluted share, from the impact from SFAS 133, compared with a loss of $6 million, or $.01 per share, for the first nine months of 2004. In addition, net earnings benefited from the previously mentioned release of a valuation allowance for deferred tax assets. Net earnings in the first nine months of 2004 reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain Aflac Japan pension obligations to the Japanese government.

     Operating earnings for the nine months were $994 million, or $1.96 per diluted share, compared with $860 million, or $1.66 per share, in 2004. Excluding the benefit of $.02 per diluted share from the stronger yen, operating earnings per share increased 16.9% for the first nine months of 2005, which is ahead of our annual target of a 15% increase before the effect of the yen.

AFLAC JAPAN

     Aflac Japan's premium income in yen increased 6.1% in the quarter. Net investment income rose 6.3%. Investment income growth in yen terms benefited modestly from the weaker yen/dollar exchange rate because approximately 32% of Aflac Japan's investment income is dollar-denominated. Total revenues were up 6.2%. The pretax operating profit margin expanded to 15.1%, compared with 14.0% a year ago, due to improvement in the benefit and expense ratios. As a result, pretax operating earnings climbed 14.5% in the third quarter. For the nine months, premium income in yen increased 6.4%, while net investment income rose 5.9%. Total revenues were up 6.4%, and pretax operating earnings grew 13.7%.

     The average yen/dollar exchange rate of 111.30 in the third quarter was 1.2% weaker than the average rate of 109.95 in the third quarter of 2004. For the nine months, however, the average exchange rate was 107.79 or 1.1% stronger than the rate of 109.00 a year ago. The weaker yen in the third quarter modestly suppressed Aflac Japan's reported results in dollars, while the stronger yen for the nine months enhanced Aflac Japan's growth rates in dollar terms.

     Premium income in the third quarter increased 4.8% to $2.2 billion. Net investment income was up 5.0% to $410 million. Total revenues rose 5.0% to $2.6 billion. Pretax operating earnings were $392 million, an increase of 13.2% from a year ago. For the nine months, premium income rose 7.5% to $6.6 billion. Net investment income was up 7.1% to $1.2 billion. Total revenues were $7.9 billion, or 7.6% higher than a year ago. Pretax operating earnings were $1.2 billion, an increase of 15.0% over the first nine months of 2004.

     Japanese investment yields were lower than a year ago, although they were above second quarter levels. The yield of a composite index of 20-year Japanese government bonds averaged 2.02% in the third quarter of 2005, compared with 2.24% a year ago and 1.93% in the second quarter of 2005. During the third quarter, we purchased yen-denominated investments at an average yield of 3.15%. Including dollar-denominated securities, our new-money yield for the quarter was 3.43%.

     Aflac Japan's total new annualized premium sales in the third quarter increased 8.2% from a year ago to 31.0 billion yen, or $278 million. We were pleased that our rate of sales growth improved significantly over the second quarter. For the first nine months of 2005, total new annualized premium sales were up 4.7% to 93.4 billion yen, or $865 million. As expected, sales growth was restrained by continued sharp declines in Rider MAX sales. However, we again produced significant increases in the sale of our medical products. Sales of our popular EVER products rose 31.7% in the quarter and accounted for 38% of Aflac Japan's total new sales. Dai-ichi Mutual Life's sales of our cancer life product were also very strong, rising 19.0% over the third quarter of 2004. Our objective for the full year is to increase total new annualized premium sales 5% to 10%.

AFLAC U.S.

     Aflac U.S. premium income increased 10.1% to $820 million in the third quarter. Net investment income rose 7.4% to $107 million. Total revenues were up 9.7% to $929 million, while pretax operating earnings increased 5.1% to $133 million. For the nine months, premium income rose 10.5% to $2.4 billion, and net investment income was up 6.2% to $313 million. Total revenues increased 9.9% to $2.7 billion. Pretax operating earnings rose 7.6% to $396 million.

     Aflac U.S. produced strong sales results in the third quarter. Although Hurricanes Katrina and Rita held back sales growth during September, total new annualized premium sales still rose 10.0% to $297 million in the third quarter. We were especially pleased with the initial market reception of Vision Now, our new vision product. We began rolling out this innovative new product in July, and third quarter sales were more than $8 million, which exceeded our expectations. For the first nine months of the year, total new sales were up 5.6% to $890 million. Our goal for the full year remains a 3% to 8% increase in total new annualized premium sales.

     Recruitment of new sales associates slowed compared with the first half of the year. We recruited more than 5,700 new associates during the third quarter, which was 2.5% higher than a year ago. We believe recruitment in the quarter was impacted in part by the rollouts of our new vision and hospital indemnity products and the introduction of new training programs. However, new agent recruitment through the first nine months of the year rose 8.2%, which is consistent with our expectation of a 5% to 10% increase for the year.

DIVIDEND

     The board of directors declared the fourth quarter cash dividend of $.11 per share. The dividend is payable on December 1, 2005, to shareholders of record at the close of business on November 18, 2005.

OUTLOOK

     Overall, Aflac's sales and financial performance for the third quarter and first nine months of 2005 have been gratifying. We were especially pleased to see Aflac U.S. post strong sales, and we believe we are making steady progress at reestablishing better sales growth. To produce sustainable sales momentum, we will continue our intense focus on the distribution side of our business model. Through ongoing recruiting efforts and new and more effective training programs, we are striving to expand the number of producing sales associates, and therefore sales growth, in the future. We were also pleased with Aflac Japan's marketing strength. Despite an increased number of competing products in the market, Aflac Japan produced strong medical sales growth in the quarter and through the first nine months of the year. And in the process, Aflac has retained its leading position as the number one seller of supplemental medical insurance policies in Japan.

     As we look to the balance of the year and beyond, we remain enthusiastic about growth opportunities for Aflac U.S. and Aflac Japan. We believe aging populations and increased out-of-pocket expenses for consumers in both markets will continue to drive demand for our products. We also remain optimistic about achieving our financial goals. Our objective for 2005 is to increase operating earnings per diluted share 15% before the impact of foreign currency translation. Based on the strong results we have produced so far this year, we plan on increasing our sales promotion activities in the fourth quarter. However, we still expect to meet or exceed our earnings objective for the year. At the same time, we have retained our objectives of 15% growth in operating earnings per diluted share before the impact of the yen for 2006, and 13% to 16% growth before currency fluctuations in 2007. When we established these financial objectives, we did so using what we considered to be reasonable assumptions. In light of our current results and the overall strength of our operations, we still consider those assumptions to be reasonable, and we also believe our earnings objectives are achievable.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
October 24, 2005

Foreign Currency Translation		Three Month Results		Nine Month Results

Effect on Operating Results		Including	Excluding	Including	Excluding
		Currency	Currency	Currency	Currency
Selected Percentage Changes(1)		Changes	Changes(2)	Changes	Changes(2)

(For the periods ended	Premium income	6.2%	7.1%	8.3%	7.4%
September 30, 2005 - unaudited)
	Net investment income	6.3	7.0	7.3	6.7
[1] The numbers in this table are
presented on an operating basis,	Total benefits and
which is described on Page 1.	expenses	5.4	6.3	7.4	6.5

[2] Amounts excluding foreign	Operating earnings	14.2	14.9	15.5	14.8
currency changes were
determined using the same yen/	Operating earnings per
dollar exchange rate for the	diluted share	15.8	15.8	18.1	16.9
current period as the comparable
period in the prior year.

Consolidated Statements of Earnings			Aflac Incorporated and Subsidiaries

(In millions, except for share	Three Months Ended			Nine Months Ended
and per-share amounts - unaudited)	September 30,			September 30,

	2005	2004	% Change	2005	2004	% Change

Revenues:
Premiums, principally
supplemental health insurance	$2,997	$2,822	6.2%	$9,058	$8,363	8.3%
Net investment income	522	491	6.3	1,554	1,448	7.3
Realized investment gains (losses)	140	(8)		155	(7)
Other income (losses)	10	16		29	30

Total revenues	3,669	3,321	10.5	10,796	9,834	9.8

Benefits and expenses:
Benefits and claims	2,237	2,124	5.3	6,733	6,270	7.4
Acquisition and operating
expenses:
Amortization of deferred
policy acquisition costs	129	125		399	382
Insurance commissions	319	310		986	929
Insurance expenses	311	281		922	837
Interest expense	6	6		17	17
Other operating expenses	22	24		72	67

Total acquisition and
operating expenses	787	746	5.6	2,396	2,232	7.3

Total benefits and expenses	3,024	2,870	5.4	9,129	8,502	7.4

Earnings before income taxes	645	451	42.8	1,667	1,332	25.2
Income taxes	190	158		548	476

Net earnings	$455	$293	55.2%	$1,119	$856	30.7%

Net earnings per share:
Basic	$.91	$.58	56.9%	$2.23	$1.68	32.7%
Diluted	.90	.57	57.9	2.20	1.65	33.3

Common shares used in computing EPS (In thousands):
Basic	500,557	506,599	(1.2)%	501,555	508,286	(1.3)%
Diluted	507,323	515,576	(1.6)	508,250	517,591	(1.8)

Cash dividends paid per share	$.11	$.095	15.8%	$.33	$.285	15.8%

Reconciliation of Operating to Net Earnings			Aflac Incorporated and Subsidiaries

(In millions, except for per-share	Three Months Ended			Nine Months Ended
amounts - unaudited)	September 30,			September 30,

	2005	2004	% Change	2005	2004	% Change

Operating earnings	$333	$292	14.2%	$994	$860	15.5%
Reconciling items, net of tax:
Realized investment gains (losses)	89	(5)		99	(1)
Impact from SFAS 133	(1)	6		(8)	(6)
Release of deferred tax asset
valuation allowance	34	-		34	-
Japanese pension obligation transfer	-	-		-	3

Net Earnings	$455	$293	55.2%	$1,119	$856	30.7%

Operating earnings per share - diluted	$.66	$.57	15.8%	$1.96	$1.66	18.1%
Reconciling items, net of tax:
Realized investment gains (losses)	.18	(.01)		.19	(.01)
Impact from SFAS 133	(.01)	.01		(.02)	(.01)
Release of deferred tax asset
valuation allowance	.07	-		.07	-
Japanese pension obligation transfer	-	-		-	.01

Net earnings per share - diluted	$.90	$.57	57.9%	$2.20	$1.65	33.3%

Consolidated Balance Sheets	Aflac Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - unaudited) September 30,	2005	2004

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$27,989	$26,861
Perpetual debentures	4,135	3,778
Equity securities	84	73
Securities held to maturity, at amortized cost:
Fixed maturities	11,438	9,646
Perpetual debentures	4,359	4,249
Other investments	50	37
Cash and cash equivalents	1,862	1,388

Total investments and cash	49,917	46,032
Receivables, primarily premiums	457	395
Receivables for security transactions	238	20
Accrued investment income	446	425
Deferred policy acquisition costs	5,621	5,236
Property and equipment, net	466	490
Other	308	315

Total assets	$57,453	$52,913

Liabilities and shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$38,601	$36,424
Unpaid policy claims	2,540	2,243
Unearned premiums	595	553
Other policyholders' funds	1,364	1,111
Notes payable	1,700	1,370
Income taxes	2,670	2,647
Payables for return of cash collateral on loaned securities	322	228
Other	1,655	1,087

Total liabilities	49,447	45,663

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	754	658
Retained earnings	7,738	6,423
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	127	211
Unrealized gains on investment securities	2,176	2,372
Minimum pension liability adjustment	(27)	(24)
Treasury stock	(2,827)	(2,455)

Total shareholders' equity	8,006	7,250

Total liabilities and shareholders' equity	$57,453	$52,913

Shareholders' equity per share	$16.00	$14.32

Shares outstanding at end of period (In thousands)	500,283	506,158

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Aflac Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: 706.323.3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance may
call our toll-free telephone number, 800.99.Aflac or
800.992.3522. For assistance in Spanish, call 800.si.aflac
or 800.742.3522.
     Sales associates should call 800.462.3522.

Shareholder and Investor Inquiries

     If you have questions about Aflac, call our toll-free
telephone number, 800.235.2667, and use the following
options:
     Press 1 to receive financial information by mail.
     Press 2 to speak to a Shareholder Services
representative regarding your Aflac stock account.
     Press 3 to speak to an Investor Relations
representative regarding Aflac's financial
performance or other investor-related issues.

Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     800.235.2667 or 706.596.3264
     Fax: 706.324.6330
     kjanke@aflac.com